EXHIBIT 5.1

JONES APPAREL GROUP, INC.
1411 Broadway
New York, New York 10018

May 29, 2009

Board of Directors of
Jones Apparel Group, Inc.
1411 Broadway
New York, New York 10018

        Re: Registration Statement on Form S-8

Ladies and Gentlemen:

        I have acted as counsel for Jones Apparel Group, Inc., a Pennsylvania corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement"), which is being filed on the date hereof by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

        The Registration Statement relates to shares of common stock, $0.01 par value per share, of the Company ("Common Stock"), which will be issued and issuable in respect of equity-based compensation awards granted under the Company's 1996 Stock Option Plan, 1999 Stock Incentive Plan, as amended, and the 2009 Long Term Incentive Plan (collectively, the "Plans").

        In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purposes of this opinion, including the Registration Statement and the Plans. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as certified or reproduced copies of originals.

        Based upon such examination, I am of the opinion that:

        1.     The Company is validly existing as a corporation under the Pennsylvania Business Corporation Act; and

        2.     The shares of Common Stock covered by the Registration Statement have been duly authorized for issuance and, when issued and sold in accordance with the terms and conditions of the Plans, will be validly issued, fully paid and non-assessable.

Board of Directors of Jones Apparel Group, Inc.
May 29, 2009

        As of May 29, 2009, I owned 142,559 shares of Common Stock and had options to purchase 210,000 shares of Common Stock.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I further consent to the filing of copies of this opinion with agencies of such states and other jurisdictions as are deemed necessary in the course of complying with the laws of the states and jurisdictions regarding the issuance and sale of the shares of Common Stock covered by the Registration Statement in accordance with the Registration Statement. In giving such consents, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours, /s/ Ira M. Dansky Ira M. Dansky Executive Vice President, Secretary and General Counsel